Exhibit 99.1

NEWS RELEASE

CONTACT: Janine Orf (314) 275-3680

FOR IMMEDIATE RELEASE
PATRIOT COAL PROVIDES UPDATE ON THIRD QUARTER PRODUCTION
     ST. LOUIS, October 3 — Patriot Coal Corporation (NYSE: PCX) today provided an update on its 2008 third quarter production. The Company’s volume of approximately 8.0 million tons was 1.4 million tons lower than expected for the quarter as a result of issues that are common to the Appalachian coal regions. The production shortfalls at Patriot’s mines resulted from a shortage of skilled workers, difficult geologic conditions, downtime resulting from increased MSHA inspections, and delays in obtaining mining permits. Additionally, the scheduled longwall move in August at the Federal mine took longer than planned, and production shortfalls occurred at the Panther longwall mine due to adverse geology. Since operating costs include a high fixed cost component, lower production has a direct impact on EBITDA and net income.
     “Clearly, we are disappointed that these factors reduced our production during the third quarter, and management is focused on solutions to the issues. In today’s strong markets, lower production obviously has a significant impact on the bottom line,” noted Patriot Chief Executive Officer Richard M. Whiting. “Given the moving pieces and the early stage of our month-end closing process, management plans to provide revised guidance for 2008 in conjunction with our third quarter earnings release later in October.”
     “One of Central Appalachia’s biggest challenges today is the shortage of skilled labor in underground mines, which has resulted in approximately 200 open positions at Patriot at this time. Patriot is conducting new miner training, intensifying recruiting efforts, and enhancing compensation and benefit packages to attract and retain qualified employees in this tight labor market. Patriot is also expanding its safety organization to accommodate the increased number of MSHA safety inspections and to deal with any issues in an expedited manner,” added Patriot President & Chief Operating Officer Paul H. Vining. “Safety is a priority for our company, as evidenced by our mine rescue teams winning three first place awards at the most recent National Mine Rescue Competition and the Apogee mine receiving MSHA’s top Sentinels of Safety Award in September.”
     “The longwall move at the Federal mine is complete, and we are working through difficult geologic conditions since the move. Since the beginning of the quarter, we have encountered difficult geology on the Panther mine’s longwall, but we are now moving into more normal conditions. Management expects the better conditions to exist for the remainder of the current panel, which should take us through March 2009. The mining permit delays experienced during the quarter at the Hobet mine have also been resolved,” concluded Whiting. “As announced on September 29, we have continued to rationalize our mining portfolio by idling the Jupiter complex, in order to redeploy resources to more productive and profitable operations. Looking forward, the underlying supply and demand fundamentals in the markets Patriot serves look excellent, and management believes that pricing for our products will remain very strong.”
About Patriot Coal
Patriot Coal Corporation is the third largest producer and marketer of coal in the eastern United States, with 22 Company-operated mines and numerous contractor-operated mines in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: changes in laws or regulations; changes in general economic conditions, including coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; the Company’s dependence on coal supply agreements with Peabody Energy Corporation in the near future; geologic, equipment and operational risks associated with mining; supplier and contract miner performance and the availability and cost of key equipment and commodities; the Company’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; weather patterns affecting energy demand; ability to obtain mining permits; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K, 10-Q, S-4 and 8-K reports.
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